UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2018

ALTIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Clopper Road, Suite 201S Gaithersburg, Maryland		20878
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (240) 654-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of President and Chief Executive Officer; Appointment of Vipin K. Garg as President and Chief Executive Officer

As previously disclosed, on October 16, 2018, William J. Enright notified the Board of Directors (the “Board”) of Altimmune, Inc. (the “Company”) of his intention to resign as President and Chief Executive Officer of the Company, and as a member of the Board, effective upon the appointment of his successor as President and Chief Executive Officer of the Company. On November 27, 2018, the Company announced via press release the appointment of Vipin K. Garg to serve as the Company’s President and Chief Executive Officer, effective as of November 30, 2018. The Board has also appointed Dr. Garg to serve as a director of the Company, and Dr. Garg will join the Board on November 30, 2018.

A copy of the press release of the Company announcing Dr. Garg’s appointment is attached to this Report as Exhibit 99.1.

Dr. Garg, 61, previously served as President and CEO of Neos Therapeutics, Inc. (“Neos”) from October 2013 to June 2018. Prior to his service at Neos, Dr. Garg served as President and CEO of Tranzyme Pharma, Inc. (“Tranzyme”) (acquired by Ocera Therapeutics, Inc.) from October 2001 to June 2013. Prior to joining Tranzyme, Dr. Garg served as Chief Operating Officer of Apex Bioscience, Inc. (acquired by Curacyte AG of Munich, Germany), and held senior management positions at DNX Bio-Therapeutics, Inc. until its acquisition by Baxter Healthcare Corporation, Sunovion Pharmaceuticals, Inc. (formerly known as Sepracor Inc., now a subsidiary of Sumitomo Dainippon Pharma), and Bio-Response Inc. (acquired by Baxter Healthcare Corporation). Dr. Garg received his Ph.D. in Biochemistry in 1982 from the University of Adelaide, Australia, and his M.S. in Biochemistry and Molecular Biology from IARI Nuclear Research Laboratory, New Delhi, India in 1978.

Employment Agreement with Dr. Garg

On November 16, 2018, the Company entered into an employment agreement with Dr. Garg in connection with his employment as the President and Chief Executive Officer of the Company (the “Employment Agreement”). Pursuant to the Employment Agreement, Dr. Garg will commence employment with the Company on November 30, 2018.

Under the Employment Agreement, Dr. Garg will receive a base salary of $500,000 and, commencing on or after January 1, 2019, will be eligible to receive an annual discretionary incentive bonus of up to 55% of his base salary based on achievement of performance goals established by the Compensation Committee. In addition, subject to Dr. Garg’s commencement of employment on November 30, 2018, Dr. Garg will receive a lump sum cash signing bonus of $100,000, which will be subject to claw-back if Dr. Garg’s employment with the Company terminates for any reason other than by the Company without cause or by Dr. Garg for good reason on or prior to November 30, 2019.

Dr. Garg will be eligible to participate in the Company’s employee benefit plans made available to its similarly situated senior executives. In addition, the Company will pay the premium costs for a term life insurance policy for Dr. Garg with a benefit equal to Dr. Garg’s base salary and for short- and long-term disability plans that provide for an annual benefit of at least 60% of Dr. Garg’s base salary for as long as the disability continues. In addition, during the term of Dr. Garg’s employment, so long as Dr. Garg’s primary residence is located within 50 miles of his current residence in North Carolina, the Company will reimburse Dr. Garg an amount not to exceed $36,000 during any 12-month period to cover Dr. Garg’s commuting expenses, which amount will be grossed up for taxes. During the term of Dr. Garg’s employment, and subject to applicable securities laws or listing standards, the Company will use its best efforts to cause Dr. Garg to be nominated for election as a member of the Company’s board of directors at each annual meeting of stockholders at which Dr. Garg is up for election.

Pursuant to the Employment Agreement, subject to the approval of the Compensation Committee, Dr. Garg is entitled to the following equity-based awards:

•

A grant, pursuant to the Company’s 2017 Omnibus Incentive Plan, of an incentive stock option (the “Incentive Stock Option”) to purchase a number of shares of the Company’s common stock with a grant-date fair value of $400,000, determined by dividing such grant-date fair value by the last reported sale price of the Company’s common stock on the date of grant of such award (the “Grant Date”), rounded down to the nearest whole share. The Incentive Stock Option will have an exercise price equal to the last reported sale price of the Company’s common stock on the Grant Date. One-fourth of the shares underlying the Incentive Stock Option will vest on the first anniversary of the Grant Date (the “First Vesting Date”), and thereafter 1/48th of the shares underlying the Incentive Stock Option will vest monthly commencing on January 1, 2020, such that the shares underlying the Incentive Stock Option will be fully vested on December 1, 2022, in each case, generally subject to Dr. Garg’s employment with the Company through the applicable vesting date.

•

An inducement grant under Nasdaq Listing Rule 5635(c)(4), of a non-qualified stock option to purchase a number of shares of the Company’s common stock determined by subtracting the number of shares subject to the Incentive Stock Option from 322,907, which will have an exercise price equal to the last reported sale price of the Company’s common stock on the Grant Date. One-fourth of the shares underlying the non-qualified stock option will vest on the First Vesting Date, and thereafter 1/48th of the shares underlying the non-qualified stock option will vest on each monthly anniversary of the First Vesting Date, such that the shares underlying the non-qualified stock option will be fully vested on November 30, 2022, in each case, generally subject to Dr. Garg’s employment with the Company through the applicable vesting date.

•

An inducement grant under Nasdaq Listing Rule 5635(c)(4), of 322,907 restricted shares of the Company’s common stock. One-fourth of the restricted shares will vest on the First Vesting Date, and thereafter 1/48th of the restricted shares will vest on each monthly anniversary of the First Vesting Date, such that the restricted shares will be fully vested on November 30, 2022, in each case, generally subject to Dr. Garg’s employment with the Company through the applicable vesting date.

In the event of an employment termination, the Company will pay Dr. Garg his earned but unpaid base salary through the date of termination, accrued but unused vacation pay, unreimbursed business expenses and such employee benefits as may be due to Dr. Garg under the terms of the applicable benefit plans (the “Accrued Benefits”). In addition, if the Company terminates Dr. Garg’s employment for Cause, Dr. Garg will be entitled to payment of any unpaid prior year’s annual bonus.

If the Company terminates Dr. Garg’s employment without cause or Dr. Garg resigns his employment for good reason, in addition to the Accrued Benefits, Dr. Garg will be entitled to receive 12 months of base salary continuation payments, 12 months of continued coverage under the health insurance plans in which Dr. Garg participates at the time of the termination and payment of any unpaid prior year’s annual bonus. If such employment termination or resignation occurs within one year following a change of control, Dr. Garg is entitled to receive an amount equal to the sum of 18 months of his base salary plus his target annual discretionary incentive bonus for the year of termination, 18 months of continued coverage under the health insurance plans in which Dr. Garg participates at the time of the termination, payment of any unpaid prior year’s annual bonus and, in addition, if such termination occurs within the one-year period following a change in control of the Company, all of Dr. Garg’s outstanding unvested equity awards will become vested. If any payments, whether under Dr. Garg’s employment agreement or otherwise, would be subject to the golden parachute excise tax under Section 4999 of the Internal Revenue Code (the “Code”), such payments will be reduced to the extent necessary to avoid the excise tax if doing so would result in a greater net after tax payment to Dr. Garg. Dr. Garg is required to execute and not revoke a release of claims in order to be eligible to receive severance payments or benefits, other than the Accrued Benefits.

Under the Employment Agreement, “cause” generally means Dr. Garg’s (i) material breach of his fiduciary duties, (ii) material breach of his employment agreement, (iii) willful failure or refusal to follow written policies, (iv) conviction of, or plea of guilty or nolo contendere to, a felony, or (v) continuing and willful refusal to act as directed by the Board. Under the Employment Agreement, “good reason” generally means (i) a reduction in Dr. Garg’s base salary or target annual bonus opportunity, (ii) a material diminution in Dr. Garg’s authorities, duties or responsibilities, or (iii) a relocation of Dr. Garg’s principal place of employment more than 50 miles from Gaithersburg, Maryland.

Dr. Garg will be subject to restrictive covenants during the term of his employment and for a period of one year following the termination of his employment. In particular, Dr. Garg will be prohibited from soliciting the Company’s customers, clients and employees and from engaging in sales, marketing or related activities on behalf of himself or another entity that directly competes with the Company and does business in the same geographical areas in which the Company does business.

The foregoing description of the terms of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached to this Report as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement, dated as of November 16, 2018, by and between Dr. Vipin K. Garg and Altimmune, Inc.

99.1	Press Release, dated November 27, 2018, titled “Altimmune Appoints Vipin K. Garg, Ph.D. as its New President and Chief Executive Officer”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTIMMUNE, INC.

By:	/s/ William Brown
Name:	William Brown
Title:	Acting Chief Financial Officer

Dated November 27, 2018